Exhibit 10.3

EXECUTION COPY

COMPUWARE SERVICES AGREEMENT

dated as of May 13, 2013

between

COMPUWARE CORPORATION

and

COVISINT CORPORATION

i

SCHEDULE A BACKGROUND MATERIALS

ii

COMPUWARE SERVICES AGREEMENT

This Compuware Services Agreement, dated as of May 13 2013, but effective as of January 1, 2013 (the “Effective Date”), is by and between Covisint Corporation, a Michigan corporation (“Covisint”), and Compuware Corporation, a Michigan corporation (“Compuware”). Covisint and Compuware are sometimes referred to herein separately as a “Party” and together as the “Parties”. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in ARTICLE I hereof.

RECITALS

WHEREAS, Compuware is the beneficial owner of all the issued and outstanding common stock of Covisint;

WHEREAS, the Parties currently contemplate that Covisint will make an initial public offering (“IPO”) of its common stock pursuant to a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended;

WHEREAS, Compuware and Covisint entered into a Contribution Agreement as of the Effective Date, pursuant to which Compuware and its Subsidiaries contributed to Covisint substantially all of the assets and liabilities of the Covisint Business (as defined below), as more specifically described therein, in a transaction that is intended to qualify as a contribution to capital to which the provisions of section 351 of the Code (as defined below) apply;

WHEREAS, Compuware and Covisint entered into a Master Separation Agreement as of the Effective Date (the “Original Master Separation Agreement”) to help delineate and define the relationship between Compuware and Covisint after the Effective Date, including setting forth certain rights and obligations of Compuware and Covisint following the IPO and addressing certain matters relating to the IPO, which Original Master Separation Agreement has been amended and restated by the Parties as of the date hereof (as so amended and restated, and as it may be further amended, supplemented, modified or restated, the “Master Separation Agreement”);

WHEREAS, pursuant to the Original Master Separation Agreement, the Parties entered into that certain GDO Services Agreement as of the Effective Date (the “GDO Services Agreement”), setting forth their agreement with respect to certain professional services by or on behalf of Compuware’s former Global Delivery Organization to Covisint and its Subsidiaries; and

WHEREAS, the Parties desire to amend and restate the GDO Services Agreement to reflect the terms and provisions set forth below.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, for themselves and their respective successors and assigns, hereby covenant and agree to amend and restate the GDO Services Agreement in its entirety to reflect the following terms and provisions:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings, applicable to both the singular and plural forms of the terms described below. All capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Master Separation Agreement.

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal, other than any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation relating to taxes.

“Agreement” means this Compuware Services Agreement, together with the schedules and exhibits hereto, as the same may be amended and supplemented from time to time in accordance with the provisions hereof.

“Background Materials” means all materials, documentation, manuals, guidelines, business processes, methodologies, database rights, inventions, designs, drawings, Confidential Information or other items licensed or owned by a Compuware Entity and used in connection with performing the Compuware Services (including any derivatives, modifications, enhancements, or improvements thereto), in each case developed, acquired or licensed by a Compuware Entity prior to or independently of this Agreement, including but not limited to those materials set forth on the attached Schedule A, but excluding in all cases all Covisint Materials, Covisint Confidential Information and Covisint Personal Information.

“Change Order” has the meaning set forth in Section 2.2(c).

“Code” means the Internal Revenue Code of 1986 (or any successor statute), as amended from time to time, and the regulations promulgated thereunder.

“Commission” has the meaning set forth in the Recitals to this Agreement.

“Compuware” has the meaning set forth in the preamble to this Agreement.

“Compuware Entities” means Compuware and its Subsidiaries (other than Covisint), and “Compuware Entity” means any one of the Compuware Entities in place on the Effective Date and any entity which becomes a Subsidiary of Compuware thereafter.

“Compuware Indemnified Person” has the meaning set forth in Section 4.2(a).

“Compuware Personnel” means any Compuware employee, agent or Subcontractor providing Compuware Services under this Agreement or any Service Order.

“Compuware Services” means all or any portion of the services and Deliverables to be provided by or on behalf of Compuware pursuant to this Agreement.

“Confidential Information” has the meaning set forth in the Master Separation Agreement.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of such Person’s property under applicable law.

“Covisint” has the meaning set forth in the preamble to this Agreement.

“Covisint Business” means the business presently conducted by Covisint as of the Effective Date or, following the date of the IPO, such business that is then conducted by Covisint and described in the Registration Statement or its periodic filings with the Commission.

“Covisint Entities” means Covisint Corporation and its Subsidiaries, from time to time, and “Covisint Entity” means any one of the Covisint Entities.

“Covisint Indemnified Person” means each of the Covisint Entities and their respective directors, officers, and employees.

“Covisint Materials” means any materials, documentation, manuals, guidelines, business processes, methodologies, database rights, inventions, designs, drawings, Covisint Confidential Information or other items licensed or owned by a Covisint Entity and used by a Compuware Entity to perform the Compuware Services under this Agreement (including any derivatives, modifications, enhancements, or improvements thereto), but excluding in all cases Background Materials and Compuware Confidential Information.

“Deliverables” means all documents, work product and other tangible materials that are delivered to a Covisint Entity or prepared by or on behalf of a Compuware Entity in the course of performing the Compuware Services under a Service Order, including any items identified as such in a Service Order, but excluding Third Party Materials and Background Materials.

“Distribution” means a distribution by Compuware of common stock (and preferred stock, if any,) of Covisint or common stock (and preferred stock, if any) of a Person that is a successor to Covisint, which distribution is to holders of common stock of Compuware and is intended to qualify as a tax-free distribution under section 355 of the Code.

“Distribution Date” means the date on which a Distribution occurs.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Force Majeure” has the meaning set forth in Section 6.6(a).

“GDO Services Agreement” has the meaning set forth in the Recitals to this Agreement.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Initial Term” has the meaning set forth in Section 5.1.

“Intercompany Agreements” has the meaning set forth in the Master Separation Agreement.

“IPO” has the meaning set forth in the Recitals to this Agreement.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Loss” and “Losses” mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), including direct, consequential and punitive damages.

“Master Separation Agreement” has the meaning set forth in the Recitals to this Agreement.

“Original Master Separation Agreement” has the meaning set forth in the Recitals to this Agreement.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Personal Information” has the meaning set forth in Section 2.7.

“Personnel” means Compuware Personnel.

“Rates” has the meaning set forth in Section 3.1.

“Registration Statement” has the meaning set forth in the Recitals to this Agreement.

“Renewal Term” has the meaning set forth in Section 5.1.

“Resource Utilization Report” has the meaning set forth in Section 2.2(d).

“Service Order” or “Service Orders” has the meaning set forth in Section 2.2(a).

“Subcontractor” has the meaning set forth in Section 6.5.

“Subsidiary” of any Person means a corporation, limited liability company, joint venture, partnership, trust, association or other entity in which such Person: (1) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such entity, (B) the total combined equity interests, or (C) the capital or profits interest, in the case of a partnership; or (2) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body. In the case of Covisint, “Subsidiary” means any Subsidiary existing as of the date of this Agreement or that may be formed or acquired subsequent to the date of this Agreement, so long as, in either case, such entity remains a Subsidiary of Covisint.

“Systems” has the meaning set forth in Section 2.6.

“Term” means the Initial Term and any Renewal Terms.

“Third Party Materials” has the meaning set forth in Section 2.3(e).

Section 1.2 Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding Articles, Sections and paragraphs in this Agreement, references to exhibits or schedules shall refer to the corresponding exhibits or schedules in this Agreement, and references to the Parties shall mean the Parties to this Agreement.

ARTICLE II

PURCHASE AND SALE OF COMPUWARE SERVICES

Section 2.1 Purchase and Sale of Compuware Services.

(a) Subject to the terms and conditions of this Agreement and in consideration of the costs for the Compuware Services described below, Compuware agrees to provide or cause to be provided to Covisint and its Subsidiaries, and Covisint agrees to purchase from Compuware, the Compuware Services, until such Compuware Services are terminated in accordance with the provisions hereof.

(b) The Parties acknowledge and agree that (i) the Compuware Services to be provided, or caused to be provided, by Compuware under this Agreement shall, at Covisint’s request, be provided directly to Covisint or Subsidiaries of Covisint and (ii) Compuware may satisfy its obligation to provide or to procure the Compuware Services hereunder by causing one or more of its Subsidiaries to provide or to procure such Compuware Services. With respect to the Compuware Services provided to, or procured on behalf of, any Subsidiary of Covisint, Covisint agrees to pay on behalf of such Subsidiary all amounts payable by or in respect of such Compuware Services pursuant to this Agreement, including Section 3.4.

(c) Nothing in this Agreement shall be construed as a requirements contract, and notwithstanding anything to the contrary contained herein, this Agreement shall not be interpreted to prevent Covisint or any Covisint Subsidiary from obtaining from third parties, or providing to itself, any or all other services identical to, or similar to, the Compuware Services.

Section 2.2 Service Orders.

(a) Covisint and its Subsidiaries shall contact Compuware with each request for the provision of Compuware Services. Upon each such request, the Parties shall develop a written resource request (each, a “Service Order” and collectively, “Service Orders”) which shall set forth, at a minimum, the following: (i) a general description of the Compuware Services to be performed; (ii) the type of professional skills requested; (iii) the number of Compuware Personnel required; (iv) the date upon which the Compuware Services will commence and end; (v) the fees and expenses for such Compuware Services (as determined in accordance with Section 3.1 below); and (vi) any other terms and conditions agreed upon by the Parties in connection with the Compuware Services to be performed pursuant to such Service Order. Each Service Order shall be in writing and shall be effective only when signed by the parties thereto. Each Service Order shall be subject to review and adjustment by the Parties as set forth in Section 2.2(d) below.

(b) The Compuware Entities shall provide all Compuware Services under a Service Order utilizing Compuware Personnel, in a professional and workmanlike manner and in substantial conformance with the specifications set forth in the applicable Service Order.

(c) If a Compuware Entity or Covisint Entity which is a party to a Service Order wishes to add, remove or otherwise change the scope or performance of the Compuware Services provided pursuant to a Service Order, such Compuware Entity or Covisint Entity shall submit a description of such requested change, in writing, to the other party to such Service Order. Subject to the provisions of Section 2.5, if a Covisint Entity which is a party to a Service Order wishes to add, remove or otherwise change the number or types of Compuware Personnel required to perform such Compuware Service pursuant to a Service Order, such Covisint Entity shall submit a description of such requested change, in writing, to the Compuware Entity providing such Compuware Services. Promptly after receipt of a written change request, the parties to the affected Service Order shall negotiate and agree in writing on the terms of such change (a “Change Order”). No party to a Service Order shall be bound by any Change Order unless mutually agreed upon in writing by the parties thereto. Notwithstanding the provisions of this Section 2.2(c), all Change Orders relating to Compuware Personnel shall be subject to the provisions of Section 2.5 below.

(d) By not later than the fifteenth (15th) day of each month during the Term, Compuware shall provide Covisint with a written resource utilization report for all Service Orders then in effect (each, a “Resource Utilization Report”) which sets forth the number of hours expended by the Compuware Personnel on a per-person basis under such Service Orders during the prior month. Compuware and Covisint shall designate representatives who shall meet on a monthly basis to discuss each Resource Utilization Report and any adjustments to the number or types of Compuware Personnel then providing Compuware Services and whether any Change Orders are required.

Section 2.3 Proprietary Rights.

(a) Except as set forth in and subject to Section 2.3(c), Covisint is, and shall be, the sole and exclusive owner of all right, title and interest in and to the Deliverables,

including all intellectual property rights therein. Compuware agrees, and will cause its Compuware Personnel to agree, that with respect to any Deliverables that may qualify as “work made for hire” as defined in 17 U.S.C. §101, such Deliverables are hereby deemed a “work made for hire” for Covisint. To the extent that any of the Deliverables do not constitute a “work made for hire”, Compuware hereby irrevocably assigns, and shall cause the Compuware Personnel to irrevocably assign to Covisint, in each case without additional consideration, all right, title and interest throughout the world in and to the Deliverables, including all intellectual property rights therein. Compuware shall cause the Compuware Personnel to irrevocably waive, to the extent permitted by applicable law, any and all claims such Compuware Personnel may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of droit moral with respect to the Deliverables.

(b) Upon the request of Covisint, Compuware shall, and shall cause the Compuware Personnel to, promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Covisint to prosecute, register, perfect or record its rights in or to any Deliverables.

(c) Compuware and its licensors are, and shall remain, the sole and exclusive owners of all right, title and interest in and to all Background Materials, including all intellectual property rights therein. Compuware hereby grants to the Covisint Entities an irrevocable, perpetual, fully paid-up, royalty-free, non-transferable (except in accordance with this Section 2.3(c) and Section 6.12), sublicenseable, worldwide license to use, reproduce, perform (publicly or otherwise), display (publicly or otherwise), modify, improve, create derivative works of, distribute, import, make, have made, sell and offer to sell the Background Technology, including all such modifications, improvements and derivative works thereof, solely as part of, or as necessary to use and exploit, the Deliverables; provided, however, that, if the Covisint Entity notifies the applicable Compuware Entity in writing that the agreement between Covisint, such Covisint Entity and a third party customer requires that such third party customer owns any Deliverable that includes any Background Materials, the foregoing license to such Background Materials shall be assignable and sublicensable to such third party customer, in each case solely in connection with the assignment or licensing of the Deliverables or any portion, modification or derivative work thereof by the applicable Covisint Entity to such third party customer, and only to the extent necessary to allow the assignee or sublicensee, as the case may be, to use and exploit the Deliverable or portion, modification improvement or derivative work thereof for so long as such Background Materials remain embedded in or so dependent or necessary to such Deliverable. All other rights in and to the Background Materials are expressly reserved by Compuware and its licensors.

(d) Covisint and its licensors are, and shall remain, the sole and exclusive owner of all right, title and interest in and to all Covisint Materials that may be provided to a Compuware Entity in connection with the performance of the Compuware Services, including all intellectual property rights therein. Covisint grants to the Compuware Entities, during the Term, a limited, irrevocable, paid-up, royalty-free, worldwide, nonexclusive and nontransferable right to use any such Covisint Materials for the sole purposes of performing the Compuware Services pursuant to the terms and conditions of this Agreement and the applicable Service Order. The Compuware Entities shall have no right or license to use any Covisint Materials except solely during the Term of the Agreement to the extent necessary to provide the Compuware Services to Covisint. All other rights in and to the Covisint Materials are expressly reserved by Covisint and its licensors.

(e) Compuware will not use any intellectual property, software or other materials that are owned by third parties and provided under a license from such third party (“Third Party Materials”) in the creation of a Deliverable without the prior written consent of the applicable Covisint Entity. In the event of a request by a Covisint Entity for Compuware to use any Third Party Materials in the creation of a Deliverable, the applicable Covisint Entity shall, at its sole cost and expense, obtain all licenses or other rights required to permit such use by the applicable Compuware Entity, or their third party customers, as applicable.

(f) Nothing in this Agreement will restrict a Party from using the generic data processing or business process ideas, concepts, or know-how developed by or disclosed to a Party in connection with this Agreement and inadvertently retained in the unaided memory of the receiving Party’s employees and representatives (and not intentionally memorized for the purpose of later recording or use) who have rightful access to such information under the terms of this Agreement, provided that such use does not infringe or misappropriate the intellectual property rights of a Party or breach its confidentiality or other obligations under this Agreement.

(g) Except as expressly specified in this Agreement, nothing in this Agreement shall be deemed to grant to one Party, by implication, estoppel or otherwise, license rights, ownership rights or any other intellectual property rights in any materials or software owned by the other Party.

Section 2.4 General Standard of Service. Except as otherwise agreed to in writing by the Parties or as described in this Agreement, the Parties agree that the nature, quality, degree of skill and standard of care applicable to the delivery of the Compuware Services hereunder, and the skill levels of the Compuware Personnel providing such Compuware Services, shall be substantially the same as or consistent with those which Compuware exercises or employs in providing similar services provided within or to any Compuware Entity. Any information exchanged in connection with the delivery of the Compuware Services hereunder shall be subject to the terms of Sections 5.6 and 5.7 of the Master Separation Agreement.

Section 2.5 Removal and Replacement of Compuware Personnel.

(a) In the event that a Covisint Entity desires to remove and not replace any Compuware Personnel from a Service Order for any reason other than those set forth in Section 2.5(b) below, such Covisint Entity shall provide the applicable Compuware Entity with not less than thirty (30) days prior written notice of such requested change. During the period commencing on the date of such notice and continuing until the removal of such Compuware Personnel is to be effective pursuant to a Change Order, Compuware shall, at the request of a Covisint Entity, continue to make such individual available to perform Compuware Services to the Covisint Entity.

(b) Notwithstanding anything contained herein to the contrary, if a Covisint Entity believes that the performance or conduct of any Compuware Personnel employed or retained by a Compuware Entity to provide Compuware Services under a Service Order is unsatisfactory for any reasonable and lawful reason or is not in compliance with the provisions of this Agreement or the applicable Service Order, the applicable Covisint Entity shall so notify the applicable Compuware Entity in writing and the applicable Compuware Entity shall, at the cost of the applicable Compuware Entity, use commercially reasonable efforts to promptly replace such Compuware Personnel with another individual acceptable to the applicable Covisint Entity and with sufficient knowledge and expertise to perform the Compuware Services in accordance with this Agreement and the applicable Service Order.

(c) In the event that a Compuware Entity desires to remove any Compuware Personnel from a Service Order for any reason, such Compuware Entity shall provide the applicable Covisint Entity with not less than thirty (30) days prior written notice of such requested change, unless such removal is due to death or disability, the taking of a leave of absence, the voluntary termination of employment with the applicable Compuware Entity, or the termination of employment by the applicable Compuware Entity, in which case no notice is required. During the period commencing on the date of such notice and continuing until the removal of such Compuware Personnel is to be effective pursuant to a Change Order, Compuware shall, at the request of a Covisint Entity, continue to make such individual available to perform Compuware Services to the Covisint Entity. In the event any Compuware Personnel is removed pursuant to this Section 2.5(c), the applicable Compuware Entity shall, at the cost of the applicable Compuware Entity, use commercially reasonable efforts to promptly replace such Compuware Personnel with another individual acceptable to the applicable Covisint Entity and with sufficient knowledge and expertise to perform the Compuware Services in accordance with this Agreement and the applicable Service Order.

Section 2.6 IT Systems. While using or accessing any computers, systems, software, networks, information technology or related infrastructure or equipment (including any data stored thereon or transmitted thereby) (“Systems”) of a Covisint Entity in connection with the provision of the Compuware Services, Compuware shall, and shall cause each of the Compuware Entities and the Compuware Personnel to, adhere in all respects to Covisint’s or such Covisint Entity’s processes, policies and procedures (including any of the foregoing with respect to Confidential Information, data, communications and system privacy, operation, security and proper use) as in effect on the Effective Date or as communicated or otherwise made available to such Party from time to time in writing.

Section 2.7 Privacy Laws and Personal Information. In connection with the performance or receipt of the Compuware Services under this Agreement, the Parties acknowledge and agree that each Party and their Subsidiaries are or may be subject to laws and regulations governing the privacy and security of personal or personally identifiable information and related records of their employees, investors, customers and prospective customers (“Personal Information”). Accordingly, each Party, on behalf of itself and its Subsidiaries, agrees to and shall (i) ensure that its employees, agents, and Subcontractors, including third party service providers, cooperate with each other with respect to their obligations under such applicable privacy laws and regulations, and (ii) comply with all provisions of such applicable privacy laws and regulations, in each case relating to the collection, storage, use, processing, disclosure or disposal of Personal Information provided to or accessible by a Party, their Subsidiaries and their respective employees, agents, and Subcontractors in the course of performing under this Agreement. For the avoidance of doubt, all Personal Information shall also be protected as Confidential Information to the extent such treatment provides further protection to the information against unauthorized use or disclosure.

ARTICLE III

SERVICE COSTS; OTHER CHARGES

Section 3.1 Costs for Compuware Services. Unless otherwise agreed in a Service Order, the rates to be paid by the Covisint Entities for the Compuware Services shall be determined on a time and materials basis and in accordance with the rates as may be mutually agreed to by Compuware and Covisint in writing on or prior to the date of this Agreement (the “Rates”). Unless otherwise agreed by the Parties in writing or in a Service Order, the Rates shall first be effective as of the date of this Agreement and shall continue in effect on a fixed basis for the initial twelve (12) months of the Initial Term. After the first twelve (12) months of the Initial Term, the Rates shall be subject to review on an annual basis during the Term and any annual adjustments to the Rates shall be effective as of the first date of the month following the agreement of Covisint and Compuware as to such adjustments. In addition, Covisint agrees to reimburse Compuware for all pre-approved actual, documented and reasonable travel and out-of-pocket expenses incurred by the Compuware Entities in connection with the performance of the Compuware Services under a Service Order; provided, however, that such expenses are pre-approved and conform to Covisint’s standard employee travel and expense policy.

Section 3.2 Taxes. Covisint (or the applicable Covisint Subsidiary receiving such Compuware Services under a Service Order) shall be responsible for, and shall remit to the applicable Compuware Entity, all sales, use, excise, value-added, gross receipts and any other similar taxes, duties and charges of any kind (whether currently in effect or hereinafter imposed by any domestic or foreign governmental entity) on any amounts payable by a Covisint Entity hereunder; provided, however, that in no event shall a Covisint Entity pay or be responsible for any taxes imposed on, or with respect to, a Compuware Entity’s income, revenues, gross receipts, personnel or real or personal property or other assets. Where allowed by law, Covisint may pay such taxes directly to the applicable taxing authority, and in such cases will furnish the applicable Compuware Entity with all appropriate documentation regarding such payment (such as, for example, direct pay permits).

Section 3.3 Invoices; Books and Records.

(a) Unless otherwise specified in a Service Order, charges for the Compuware Services shall be invoiced monthly in arrears by Compuware, within fifteen (15) days after the end of the prior month. Compuware shall require all Compuware Personnel providing Compuware Services under this Agreement to track the actual time spent providing such services utilizing the time tracking tools and policies specified by Covisint. All invoices issued under this Agreement shall indicate the actual number of hours worked by such Compuware Personnel during the time period covered by each such invoice. Each invoice shall be directed to the Chief Financial Officer of Covisint or such other person designated in writing from time to time by Covisint’s Chief Financial Officer. Each such invoice shall be payable in accordance with Section 3.4; provided that if Covisint, in good faith, disputes any invoiced charge, payment of such charge may be made only after mutual resolution of such dispute. Covisint agrees to notify Compuware promptly, and in no event later than sixty (60) days following receipt of an invoice, of any disputed charge. Notwithstanding the foregoing, in no event will any delay of payment relating to disputed charges affect the timely payment of undisputed charges in accordance with this Section 3.3(a). Unless otherwise agreed in writing between the Parties, all amounts due pursuant to this Agreement shall be determined in U.S. dollars.

(b) During the Term, the Compuware Entities shall keep such books, records and accounts as are reasonably necessary to verify the calculation of the fees and related expense for all Compuware Services provided hereunder. Compuware shall provide documentation supporting any amounts invoiced by Compuware pursuant to this Section 3.3 as Covisint may from time to time reasonably request. Covisint shall have the right to review such books, records and accounts of Compuware with respect to the provision of the Compuware Services at any time upon reasonable notice, and Covisint agrees to conduct any such review in a manner so as not to unreasonably interfere with the normal business operations of Compuware.

Section 3.4 Payments Under This Agreement. In the event that a Covisint Entity is required to make a payment to Compuware pursuant to this Agreement, then such payments shall be made according to this Section 3.4. For purposes of this Agreement, and solely with respect to periods prior to the Distribution Date, a “payment” by a Covisint Entity to Compuware shall be treated as having been made upon an offset of intercompany account(s) of amounts otherwise owing by Compuware to Covisint in accordance with the Parties’ general practice of offsetting intercompany account(s); provided that Covisint provides prompt notice of such offset to Compuware with sufficient detail of the intercompany account(s) being offset. All payments shall be made to Compuware within the time prescribed for payment in this Agreement, or if no period is prescribed, within ten (10) days after delivery of written notice of payment owing, together with a computation of the amounts due.

Section 3.5 Responsibility For Compuware Personnel. The parties intend to create an independent contractor relationship and nothing in this Agreement shall operate or be construed as making any Compuware Entity and any Covisint Entity partners, joint venturers, principals, joint employers, agents or employees of or with the other entities. All Compuware Personnel employed or otherwise retained by any Compuware Entity in connection with its rendering of the Compuware Services will be the applicable Compuware Entity’s employees, agents, or Subcontractors, as the case may be. The applicable Compuware Entity will have the sole and exclusive responsibility for all such Compuware Personnel, will supervise such Compuware Personnel, and will cause such Compuware Personnel to cooperate with Covisint and any applicable Covisint Entity in the performance of the Compuware Services in accordance with the terms and conditions of ARTICLE II and ARTICLE IV. The applicable Compuware Entity will pay, and be solely responsible for the payment of, any and all wages, salaries, or other compensation or benefits payable to such Compuware Personnel, plus any and all premiums, contributions and taxes for workers’ compensation insurance, unemployment compensation, disability insurance, FICA, payroll and all similar provisions now or hereafter imposed by any Governmental Authority with respect to, or measured by, wages, salaries, or other compensation paid or to be paid or benefits provided or to be provided by any Compuware Entity to any Compuware Personnel. No person providing Compuware Services to the applicable Covisint Entity pursuant to the terms of this Agreement shall be deemed to be, or shall have any rights as, an employee of any Covisint Entity.

ARTICLE IV

WARRANTY DISCLAIMER, LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 4.1 No Warranty. The Parties both acknowledge and agree to provide or cause to be provided the Compuware Services hereunder as an accommodation to each other. EXCEPT FOR THE LIMITED REPRESENTATIONS OF THE PARTIES SET FORTH IN SECTION 6.15 BELOW, NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED (INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION), ARE MADE BY ANY PARTY OR THEIR SUBSIDIARIES WITH RESPECT TO THE PROVISION OF THE COMPUWARE SERVICES UNDER THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY WAIVED AND DISCLAIMED.

Section 4.2 Limitation of Liability.

(a) Covisint agrees that none of the Compuware Entities and their respective directors, officers, Subcontractors and employees (each of the Compuware Entities and their respective directors, officers, Subcontractors and employees, a “Compuware Indemnified Person”) shall have any Liability, whether direct or indirect, in contract or tort or otherwise, to any Covisint Entity or any other Person under the control of any Covisint Entity for or in connection with the Compuware Services rendered or to be rendered by any Compuware Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Compuware Indemnified Person’s actions or inactions in connection with any Compuware Services or such transactions, except for any Losses resulting from (i) any material breach of this Agreement on the part of any Compuware Indemnified Person, or (ii) the gross negligence, bad faith or willful misconduct of any Compuware Indemnified Person in connection with this Agreement.

(b) IN NO EVENT SHALL ANY OF THE COMPUWARE ENTITIES BE LIABLE TO ANY OF THE COVISINT ENTITIES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH COVISINT ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT COMPUWARE’S INDEMNIFICATION OBLIGATIONS AS SET FORTH IN THIS AGREEMENT OR IN ANY INTERCOMPANY AGREEMENT.

(c) None of the Compuware Entities shall have any Liability to any other Person for failure to perform Compuware’s obligations under this Agreement or otherwise, where such failure to perform similarly affects the Compuware Entities receiving the same or similar services and does not have a disproportionately adverse effect on a Covisint Entity.

(d) In addition to the foregoing, Covisint agrees that, in all circumstances, it shall use commercially reasonable efforts to mitigate and otherwise minimize damages to the applicable Covisint Entities, whether direct or indirect, due to, resulting from or arising in connection with any failure by Compuware to comply fully with Compuware’s obligations under this Agreement.

Section 4.3 Indemnification by Compuware. Except as otherwise provided in this Agreement, Compuware shall, for itself and as agent for each Compuware Entity, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless each Covisint Indemnified Person from and against, and shall reimburse such Covisint Indemnified Person with respect to, any and all Losses that any third party seeks to impose upon the Covisint Indemnified Person, or which are imposed upon the Covisint Indemnified Person, and that, following the Effective Date, relate to, arise or result from any of the following items (without duplication):

(a) any material breach by any Compuware Entity of this Agreement; and

(b) the gross negligence, bad faith, or willful misconduct of any Compuware Indemnified Person in connection with the Compuware Services rendered or to be rendered by any Compuware Indemnified Person pursuant to this Agreement or the transactions contemplated by this Agreement.

In the event that any Compuware Entity makes a payment to a Covisint Indemnified Person hereunder, and such Covisint Indemnified Person subsequently diminishes the Loss on account of which such payment was made, either directly or through a third-party recovery (other than a recovery indirectly from Covisint), Covisint will promptly repay (or will cause such Covisint Indemnified Person to promptly repay) such Compuware Entity the amount by which the payment made by such Compuware Entity exceeds the actual cost of the associated indemnified Loss.

Section 4.4 Indemnification Procedures. The provisions of Sections 6.7 through 6.9 of the Master Separation Agreement (but excluding Section 6.9(b)) are hereby incorporated by reference as if set forth in their entirety herein, but references to Section 6.2 therein shall not be applicable to this Agreement and references to Section 6.3 therein shall mean Section 4.3 herein.

ARTICLE V

TERM AND TERMINATION

Section 5.1 Term. Except as otherwise provided in this ARTICLE V, or as otherwise agreed in writing by the Parties, (a) this Agreement shall have an initial term from the Effective Date through the Distribution Date (the “Initial Term”), and will be renewed automatically thereafter for successive three (3) month terms (each, a “Renewal Term”) with respect to any Compuware Services then in effect, unless either Party elects not to renew this Agreement or any specific Service provided hereunder by notice in writing to the other Party not less than ninety (90) days prior to the end of the then-current Initial Term or Renewal Term, as the case may be, and (b) Covisint’s obligation to provide or to procure, and right to purchase, a Compuware Service shall cease as of the applicable date set forth in the applicable Service Order or such earlier date determined in accordance with Section 5.2.

Section 5.2 Termination.

(a) The Parties may by mutual agreement from time to time terminate this Agreement or any Service Order with respect to one or more of the Compuware Services, in whole or in part.

(b) Covisint may terminate any Compuware Service at any time (i) upon at least thirty (30) days prior written notice of such termination by Covisint to Compuware, effective as of such 30th day, or (ii) if Compuware shall have failed to perform any of its material obligations under this Agreement or a Service Order relating to such Compuware Service, Covisint shall have notified Compuware in writing of such failure, and such failure shall have continued for a period of at least thirty (30) days after receipt by Compuware of written notice of such failure from Covisint, effective as of such thirtieth (30th) day.

(c) Compuware may terminate any Compuware Service at any time if Covisint shall have failed to perform any of its material obligations under this Agreement or any Service Order relating to such Compuware Service, Compuware shall have notified Covisint in writing of such failure, and such failure shall have continued for a period of at least thirty (30) days after receipt by Covisint of written notice of such failure from Compuware, effective as of such thirtieth (30th) day.

Section 5.3 Effect of Termination.

(a) Subject to Section 5.3(b) below and except than as required by law, upon the effective date of the expiration or termination of any Service Order, or upon termination of this Agreement in accordance with its terms, Compuware and the applicable Compuware Entities shall have no further obligation to provide such terminated Compuware Service (or any Compuware Service, in the case of termination of this Agreement), and the applicable Covisint Entities shall have no obligation to pay any fees or expenses relating to such terminated Compuware Services or to make any other payments under the applicable Service Order(s), except that Covisint shall remain liable to the applicable Compuware Entity providing such terminated Compuware Service for fees owed and payable in respect of the Compuware Services provided prior to the effective date of the termination.

(b) In the event that a Covisint Entity determines that it requires a Compuware Entity to provide reasonable assistance and cooperation to mitigate any adverse consequences arising out of the expiration or termination of the Compuware Services under a Service Order to the customers of the Covisint Entities, such Covisint Entity shall, not later than thirty (30) days prior to the effective date of any expiration or termination of this Agreement or any Service Order with respect to any Compuware Service for any reason, notify the applicable Compuware Entity providing such Compuware Services of such need in writing. Upon receipt of such notice, the Parties shall negotiate in good faith to jointly develop and execute a plan, no later than the effective date of any termination of a Compuware Service hereunder, to mitigate any adverse consequences of such expiration or termination of the Compuware Services on the customers of the Covisint Entities. The Parties agree to cooperate with each other in providing for an orderly transition of any such expired or terminated Compuware Service to the Party receiving such terminated Compuware Service or to a successor service provider as designated by Covisint. In the event of any termination with respect to one or more, but less than all, of the Compuware Services described herein, this Agreement will continue in full force and effect with respect to any Compuware Services not so terminated. The provisions of Section 2.3, ARTICLE IV, ARTICLE V, and ARTICLE VI shall survive the termination this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Ownership.

(a) This Agreement and the performance of the Compuware Services hereunder will not affect the ownership of any assets or responsibility for any liabilities allocated in the Master Separation Agreement or any of the other Intercompany Agreements. Neither Party will gain, by virtue of this Agreement or the Compuware Services provided hereunder, by implication or otherwise, any rights of ownership of any property or intellectual property rights owned by the other or their respective Subsidiaries.

(b) Covisint shall own all property or intellectual property rights assigned to Covisint pursuant to the Intercompany Agreements, and (subject to Section 2.3 above) any changes, additions or improvements thereto made by Compuware solely on behalf of Covisint in the performance of the Compuware Services. In addition, Covisint will own any data with respect to a Covisint Entity or the Covisint Business to the extent such data is developed by Compuware solely for the benefit of the Covisint Business. To the extent that data provided by Covisint to Compuware is owned by Covisint and such data is processed or used by Compuware in performance of the Compuware Services, such data and any modifications to that data shall remain the property of Covisint. The provisions of this Section 6.1(b) do not grant Covisint any rights to any data concerning Compuware, any other Compuware Entity or Compuware’s business.

Section 6.2 Other Agreements. In the event there is any inconsistency between the provisions of this Agreement and the related provisions of any of the Intercompany Agreements, the related provisions of such other Intercompany Agreement shall govern.

Section 6.3 Dispute Resolution. The provisions of Section 5.12 of the Master Separation Agreement are hereby incorporated by reference as if set forth in their entirety herein.

Section 6.4 No Agency. Nothing in this Agreement shall (i) constitute or be deemed to constitute a partnership or joint venture between or among the Parties hereto or their respective Subsidiaries, or (ii) create an agency or employment relationship between or among the Parties, in either case, for any purpose whatsoever. Neither Party hereto nor its Subsidiaries shall have authority or power to bind the other Party hereto or such other Party’s Subsidiaries or to contract in the name of, or create a Liability against, the other Party hereto or such other Party’s Subsidiaries in any way or for any purpose.

Section 6.5 Subcontractors. In providing a Compuware Service, the applicable Compuware Entity may hire or engage one or more third-party subcontractors (each, a “Subcontractor”) to perform all or any of its obligations under this Agreement; provided that, subject to Section 4.1, the applicable Compuware Entity (a) shall pay for all fees due each such

Subcontractor and (b) shall in all cases remain primarily responsible for all obligations undertaken by each such Subcontractor on behalf of the applicable Compuware Entity pursuant to the terms of this Agreement with respect to the scope, quality, degree of skill and nature of the Compuware Services provided hereunder. In addition, all contracts between a Compuware Entity and its Subcontractors must be written and materially consistent with the terms and conditions of this Agreement to the extent such terms and conditions are relevant to the Compuware Services to be provided by the Subcontractor. Any Subcontractor engaged by a Compuware Entity to provide Compuware Services shall execute a valid and enforceable agreement (i) assigning to such Compuware Entity all right, title and interest in any work of authorship, development, invention or other work and (ii) otherwise enabling such Compuware Entity to perform its obligations under this Agreement, including without limitation Section 2.3. The hiring of any Subcontractors by any Compuware Entity shall be conducted consistently with Compuware’s current practice of hiring independent contractors.

Section 6.6 Force Majeure.

(a) For purposes of this Section 6.6, “Force Majeure” means an event beyond the control of either Party, which by its nature could not have been foreseen by such Party, or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.

(b) Continued performance of a Compuware Service may be suspended immediately to the extent caused by Force Majeure. The Compuware Entity claiming suspension of a Compuware Service due to Force Majeure will give prompt notice to Covisint of the occurrence of the event giving rise to the suspension and of its nature and anticipated duration. The Parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Compuware Service. Notwithstanding anything to the contrary contained herein, if the performance of a Compuware Service is suspended due to Force Majeure for a period exceeding thirty (30) days, Covisint shall have the right to terminate the applicable Service Order with respect to such Compuware Services upon delivery of written notice to Compuware. Such termination shall be effective immediately. No charges will be incurred with respect to a Compuware Service for any time period during which the provision of such Compuware Service has been suspended or terminated pursuant to this Section 6.6.

(c) Without limiting the generality of Section 4.1, neither Party shall be under any liability for failure to fulfill any obligation under this Agreement or Service Order, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure.

Section 6.7 Entire Agreement. This Agreement (including the schedules constituting a part of this Agreement and all Service Orders executed in accordance with the terms of this Agreement) and any other writing signed by the Parties that specifically references or is specifically related to this Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

Section 6.8 Governing Law and Jurisdiction. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and shall be governed by the laws of the State of Michigan applicable to contracts made and to be performed entirely in such State (without giving effect to the conflicts of laws provisions thereof).

Section 6.9 Information. Subject to applicable law and privileges, each Party hereto covenants with and agrees to provide to the other Party all information regarding itself and transactions under this Agreement that the other Party reasonably believes is required to comply with all applicable foreign, United States federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

Section 6.10 Notices. Unless otherwise provided in a Service Order with respect to such Service Order, notices, offers, requests or other communications required or permitted to be given by either Party pursuant to the terms of this Agreement shall be given in writing to the respective Parties to the following addresses:

If to Compuware:

Compuware Corporation

One Campus Martius

Detroit, Michigan 48226

Attention: Office of the General Counsel

Fax: (313) 227-7690

E-mail: Dan.Follis@compuware.com

If to Covisint or a Covisint Entity:

Covisint Corporation

One Campus Martius

Detroit, Michigan 48226

Attention: Office of the Chief Financial Officer

Fax: (313) 227-6435

E-mail: Jim.Prowse@compuware.com

or to such other address or facsimile number as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by facsimile or email, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile, email or similar electronic transmission method; one working day after it is sent, if sent by recognized overnight courier; and three days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.

Section 6.11 Counterparts. This Agreement and all Service Orders, including the exhibits and schedules hereto and thereto and the other documents referred to herein or therein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 6.12 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement and the applicable Service Orders may be enforced separately by each Compuware Entity and each Covisint Entity who are parties to such Service Orders. Neither Party may assign this Agreement or any Service Order or any rights or obligations hereunder or thereunder, without the prior written consent of the other Party, and any such assignment shall be void; provided, however, either Party may assign this Agreement and all Service Orders to a successor entity formed solely in connection with such Party’s reincorporation in another jurisdiction or into another business form.

Section 6.13 Severability. If any term or other provision of this Agreement or the schedules or exhibits attached hereto or any Service Order is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement and the applicable Service Order(s) shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement or the applicable Service Order(s) so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 6.14 Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the schedules or any exhibits attached hereto (or any exhibits or schedules to a Service Order) are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 6.15 Authority. Each of the Parties represents to the other Party that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 6.16 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, without the necessity of proving irreparable damage or posting a bond, in addition to any other remedy at law or equity.

Section 6.17 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 6.18 Interpretation. The headings contained in this Agreement, in any schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.19 Conflicting Agreements. In the event of conflict between this Agreement and any other agreement executed on or prior to the Effective Date in connection with the subject matter hereof, the provisions of this Agreement shall prevail.

Section 6.20 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Person. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against either Party hereto.

Section 6.21 Amendment. This Agreement and any schedule attached hereto may only be amended by mutual consent of Compuware and Covisint, evidenced by an instrument in writing signed on behalf of each of the Parties. Service Orders may only be amended by a written Change Order executed by all parties thereto.

Section 6.22 Incorporation by Reference. All schedules to this Agreement and Service Orders are incorporated herein by reference and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any schedule or Service Order but not otherwise defined therein shall have the meaning as defined in this Agreement.

[Signature Page to Follow]

WHEREFORE, the Parties have caused this Compuware Services Agreement to be signed by their duly authorized representatives as of the date first set forth above, but effective as of January 1, 2013.

COMPUWARE CORPORATION

By:	/s/ Daniel S. Follis, Jr.
Name:	Daniel S. Follis, Jr.
Title:	Senior Vice President, General Counsel & Secretary

COVISINT CORPORATION

By:	/s/ David A. McGuffie
Name:	David A. McGuffie
Title:	President and Chief Executive Officer

[Signature Page to Compuware Services Agreement]

SCHEDULE A

BACKGROUND MATERIALS

To be mutually agreed upon by the parties in an applicable Service Order.

Schedule A-1